EXHIBIT 99.1

Unaudited Pro Forma Combined Financial Information

as of and for the fiscal year ended August 28, 1999

FSI International, Inc. and Subsidiaries and YieldUP International Corporation

      The following unaudited pro forma combined financial information presents the pro forma effect of the acquisition of YieldUP International Corporation (“YieldUP”) by FSI International, Inc. (“FSI”) on FSI’s historical financial position and results of operations using the purchase method of accounting. YieldUP’s fiscal year ends December 31. In presenting the combination on a pro forma basis, YieldUP’s statement of operations for the year ended September 30, 1999 was combined with FSI’s statement of operations for the year ended August 28, 1999. The pro forma combined financial information should be read in conjunction with the historical financial information of FSI and YieldUP included in FSI’s registration statement on Form S-4 (File No. 333-87003) and are hereby incorporated by reference. The pro forma combined financial information has been prepared and included as required by the rules and regulations of the SEC and does not purport to be indicative of the results that actually would have been obtained if the acquisition had been effected on the dates indicated or of the results that may be obtained in the future.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES

AND YIELDUP INTERNATIONAL CORPORATION

UNAUDITED PROFORMA

COMBINED STATEMENT OF OPERATIONS

	Historical

	FSI	YieldUP
	International	International			Pro Forma
	Inc.	Corporation			Combined
	Year ended	Year ended			Year ended
	August 28,	September 30,	Pro Forma		August 28,
	1999	1999	Adjustments		1999

Sales	$113,512,360	$5,499,463			$119,011,823

Cost of goods sold	78,700,362	5,064,412			83,764,774

Gross Profit	34,811,998	435,051			35,247,049

Selling, general and administrative expenses	37,263,717	3,511,356	1,276,000	(e)	42,051,073

Research and development expenses	31,592,243	2,213,429	2,266,000	(e)	36,071,672

Operating loss	(34,043,962)	(5,289,734)			(42,875,696)

Interest expense	(3,766,883)	(152,653)			(3,919,536)

Interest income	4,630,156	75,066	(364,000	)(f)	4,341,222

Other expense, net	72,895	—			72,895

Loss before income taxes	(33,107,794)	(5,367,321)			(42,381,115)

Income tax expense	5,844,990	—			5,844,990

Loss before minority interest and equity in earnings of affiliates	(38,952,784)	(5,367,321)			(48,226,105)

Equity in losses of affiliates	(1,165,931)	—			(1,165,931)

Net loss from continuing operations	(40,118,715)	(5,367,321)			(49,392,036)

Discontinued operations:

Net loss from discontinued operations	(6,422,864)	—			(6,422,864)

Gain on sale of net assets of discontinued operations, net of $8,886,000 of taxes	15,907,271	—			15,907,271

Net loss	$(30,634,308)	$(5,367,321)			$(39,907,629)

Net (loss) income per common share — Basic and Fully Diluted Continuing operations	$(1.73)	$(0.67)			$(2.02)

Discontinued operations	0.41	—			0.39

Net loss	$(1.32)	$(0.67)			$(1.63)

Weighted average common shares	23,204,706	7,974,270	(7,974,270	)(i)	24,508,092
			1,303,386	(i)

Weighted average common and potential common shares	23,204,706	7,974,270	(7,974,270	)(i)	24,508,092
			1,303,386	(i)

FSI INTERNATIONAL, INC. AND SUBSIDIARIES

AND YIELDUP INTERNATIONAL CORPORATION

UNAUDITED PROFORMA

COMBINED BALANCE SHEET

	Historical

	FSI	YieldUP
	International	International			Pro Forma
	Inc.	Corporation			Combined
	August 28,	September 30,	Pro Forma		August 28,
	1999	1999	Adjustments		1999

Current assets:

Cash, cash equivalents and marketable securities	$89,998,008	$561,690	$(6,713,000	)(c)	$83,846,698

Trade accounts receivable, net	17,662,389	550,176			18,212,565

Trade accounts receivable from affiliates	12,659,778	—			12,659,778

Inventories	32,911,669	2,232,473	2,245,000	(b)	37,389,142

Refundable income taxes	160,915	—			160,915

Other current assets	5,568,093	3,000			5,571,093

Total current assets	158,960,852	3,347,339			157,840,191

Property, plant and equipment, net	64,091,223	1,221,967			65,313,190

Intangibles	—	227,037	18,530,136	(a)	18,757,173

Investments in affiliates	14,177,866	—			14,177,866

Deposits and other assets	5,473,280	34,082	(2,704,000	)(j)	2,803,362

	242,703,221	4,830,425			258,891,782

Current liabilities:

Current maturities of long-term debt	30,059,696	741,306			30,801,002

Trade accounts payable	14,956,324	1,223,017			16,179,341

Accrued expenses	15,380,136	991,495			16,371,631

Customer deposits	453,198	—			453,198

Deferred revenue	5,538,705	2,704,000	(2,704,000	)(j)	5,538,705

Total current liabilities	66,388,059	5,659,818			69,343,877

Long-term debt, less current maturities	2,998	335,743			338,741

Stockholders’ equity:

Other stockholders’ equity	165,625,250	22,603,060	(22,603,060	)(d)	184,892,250
			2,471,000	(h)
			16,796,000	(d)

Retained earnings (deficit)	11,915,059	(23,768,196)	23,768,196	(d)	5,545,059
			(6,370,000	)(g)

Cumulative translation adjustment	(1,228,145)	—			(1,228,145)

Total stockholders’ equity	176,312,164	(1,165,136)			189,209,164

	$242,703,221	$4,830,425			$258,891,782

FSI International, Inc. and Subsidiaries

Notes To Unaudited Pro Forma

As of and for the fiscal year ended August 28, 1999

      The unaudited pro forma condensed combined financial statements give effect to the following pro forma adjustments relating to the acquisition of YieldUP:

(a) To reflect the excess of acquisition cost over the fair value of net assets acquired. The purchase price, purchase-price allocation, and financing of the transaction are summarized as follows:

Purchase price paid:
Cash		$6,083,000
Common stock		16,796,000
Costs associated with transaction		630,000
Value of FSI options issued in substitution of YieldUP’s options and impact of warrants		2,471,000

Total purchase consideration		$25,980,000

Allocated to:
In-process research and development write-off		$6,370,000
Historical book value of YieldUP’s assets and liabilities as of September 30, 1999	$(1,165,136)

Adjustments to step up assets and liabilities to fair value:
Inventory	2,245,000	1,079,864

Excess purchase price over allocation to identifiable assets and liabilities:
Developed technology	9,150,000
Assembled workforce	760,000
Patent portfolio	3,920,000
Customer relations	260,000
Non-compete agreements	160,000
Goodwill	4,280,136	18,530,136

Total allocation		$25,980,000

FSI issued 1,303,386 shares of FSI stock to consummate the transaction based on the 0.1567 conversion ratio. FSI also issued options covering 209,278 shares of its common stock in substitution for previously outstanding options to acquire YieldUP’s common stock. For purposes of accounting for this transaction, the fair value of the stock was determined as the average of the closing price of FSI’s

FSI International, Inc. and Subsidiaries
Notes To Unaudited Pro Forma — (Continued)

common stock for the 5 days before, the 5 days after, and the date of the reorganization agreement, January 21, 1999.

The valuation of intangible assets was determined as follows:

Developed Technology

Developed product technology represents proprietary know-how that is technologically feasible as of the valuation date of October 20, 1999. As of the valuation date, YieldUP had four developed series of products, the Omega 1000, Omega 2000, Omega 4000 and Omega 6000 systems. The developed technology was valued by discounting forecasted cash flow directly related to each existing product technology. This included cash flows resulting from both the sale of the current product and from an imputed royalty rate on the sale of next generation products that are expected to primarily leverage certain developed technologies, which were in-process as of the valuation date.

Returns of and on the estimated fair value of the tangible and intangible contributory assets were deducted from the cash flow model to arrive at an estimate of the cash flow generated by the technology being analyzed. These contributory assets include the fixed assets, assembled workforce and trademark assets previously valued.

To assess the value of developed technology assets, discount rates were derived after considering the risks attributable to the projected cash flows of each technology product. The Omega 1000 and 2000 products were introduced in 1997 and their projected revenues are considered less risky than recently introduced products. The Company assigned a discount rate of 15 percent to their forecast cash flows, giving consideration to the lower risk associated with these assets. The Omega 4000 and 6000 products were recently introduced in 1998 and do not have a well developed customer base. Subsequently, a higher discount rate of 16 percent was applied to each of their forecast cash flows. To assess the value of the core technology asset, a discount rate of 18 percent was applied to the forecast cash flows of the royalties to the core technology.

Assembled Workforce

As of the October 20, 1999 valuation date, YieldUP possessed a skilled assembled workforce of 53 employees. YieldUP’s workforce is highly skilled and a valuable asset from FSI’s perspective. FSI valued the trained and assembled YieldUP workforce using the replacement cost approach. This approach determines the price a similar company would pay to replace the workforce on an after-tax basis. The result is equivalent to the premium a purchaser would pay for a company with an assembled workforce in place. FSI management estimated the costs associated with creating an assembled workforce in this industry, as well as an overview of those employees deemed critical to the enterprise.

FSI International, Inc. and Subsidiaries
Notes To Unaudited Pro Forma — (Continued)

Patent Portfolio

YieldUP has received 12 United States patents relating to its products and technologies, and has filed 24 additional U.S. and foreign patent applications. The 12 U.S. patents received by YieldUP relate to methods and apparatus for delivering ultra-low particle counts in semiconductor manufacturing, methods for cleaning and drying a semiconductor wafer, and an ultra-low particle semiconductor cleaner. These patents were issued from 1996 through 1999.

On January 21, 1999, YieldUP and FSI signed a license agreement to allow FSI to use all patented and patent-pending technology in connection with FSI’s semiconductor cleaning, rinsing, and drying products. In return, FSI would pay a royalty to YieldUP for the use of the patented technology.

It was assumed that all existing and in-process technology products would be subject to the patent royalty throughout their product lives. As discussed, the value of a patent can be estimated using an income approach commonly referred to as a relief-from-royalty method. This approach estimates the future, after-tax royalties avoided by the subject company’s ownership of the patented technology, and discounts them to a present value at an appropriate discount rate, thereby arriving at an estimate of its fair value.

Customer Relations

YieldUP possesses established customer relationships with several large companies who had previously purchased YieldUP’s cleaning, rinsing, and drying products. These relationships have value because some of these existing customers may choose to make follow-up purchases for their wafer fabrication facilities to compliment their existing equipment. YieldUP’s sales channel has material value in the context of YieldUP’s business model of selling evaluation versions of its products to gain customer acceptance and is viewed by FSI as a valuable asset. It was estimated that the absence of YieldUP’s sales channel/customer relationships would be expected to negatively impact revenues through the end of 2002. The difference represents the incremental revenue that is attributable to having the existing customer relationships in place.

From this incremental revenue forecast, variable expenses were deducted, as well as variable cash flow adjustments that would be expected in the event of such a decline in revenues. Net cash flow was then discounted to a present value at an appropriate rate of return in order to estimate the fair value of YieldUP’s sales channel.

Customer relationships were also valued using the replacement-cost approach. This approach determines the price a similar company would pay to develop the customer relationships on an after-tax basis. The result is equivalent to the premium a purchaser would pay for a company with customer relationships in place.

FSI International, Inc. and Subsidiaries
Notes To Unaudited Pro Forma — (Continued)

Non-Compete Agreements

Under the reorganization agreement, three key YieldUP employees signed employment agreements with the surviving corporation in the merger. Since these employment agreements are on an “at will” basis, with no penalties to the employee for leaving his employment, no value was separately assigned to these employment agreements. Within these three employment agreements are non-compete agreements that preclude these individuals from competing with FSI for a period of two years following termination of their employment.

It was estimated that potential competition from the three key employees would be expected to negatively impact revenues through the end of 2001. The difference represents the incremental revenue that is attributable to having the non-competition agreements in place.

From this incremental revenue forecast, variable expenses were deducted, as well as variable cash flow adjustments that would be expected in the event of such a decline in revenues. Net cash flow was then discounted to a present value at an appropriate rate of return in order to estimate the fair value of the non-competition agreements.

(b) To reflect the step-up in inventory values to fair value based on estimated selling prices of finished goods and demonstration inventory.

(c) To reflect the cash portion of the purchase price including cash paid to YieldUP stockholders and FSI’s costs associated with the merger.

(d) To reflect the elimination of the stockholders’ equity accounts of YieldUP and to reflect the issuance of FSI common stock as partial consideration for the merger.

(e) Represents the amortization of goodwill and other intangibles related to the acquisition of YieldUP over periods ranging from two to nine years, reflecting an estimate of the useful life of the intangibles.

(f) Represents the reduction in interest income earned by FSI for the fiscal year ended August 28, 1999 on cash in the amount of the consideration paid for the acquisition of YieldUP that would not have been earned had the acquisition been consummated as of the beginning of the period.

(g) As part of the merger, FSI will be acquiring projects under development, including the YieldUP 8000 series. The YieldUP 8000 series is based on a technology that integrates multiple gas-based cleaning technologies, while also providing for the use of existing liquid based technologies. In addition, the YieldUP 8000 is being designed from the ground up as a modular, multi-tank-cleaning solution designed to replace conventional wet benches. The YieldUP 8000 series will debut with the YieldUP 8300, a three-tank system. The 8300 is designed to be modifiable, with the addition or removal of cleaning tank modules, to form other models including the 8100 (1 tank), 8200 (2 tanks), and 8400 (4 tanks). These other models in the 8000 series will be introduced over time, based on market demand and product mix.

FSI International, Inc. and Subsidiaries
Notes To Unaudited Pro Forma — (Continued)

The 8000 series is designed to integrate multiple gas-based cleaning technologies including ammonia, HF, and/or HCI, as well as traditional liquid-based cleaning technologies. Semiconductor manufacturers can customize their cleaning process with their choice of various chemicals in their gaseous or liquid forms in order to provide a total cleaning solution that works best for their specific substrate. One advantage of gas-based cleaning is that it requires very dilute chemistries to be effective, where concentrations of parts per billion are sufficient. Dilute chemical concentrations result in a lower cost of ownership for the customers and reduce environmental contamination by these hazardous chemicals. Another advantage is that gas is inherently less subject to particles and other impurities than liquids and therefore cleaning will cause less wafer contamination. This makes it essential for use in new smaller geometries of 0.25 micron and below.

The modularity of the 8000 series will allow the product to be placed in various compact configurations within a cleanroom. The use of tanks for multiple purposes, that is cleaning, rinsing, and drying, makes it possible to achieve much smaller footprints than conventional wet benches. The compact and modular nature of the product will also lower the cost of ownership by reducing the required amount of cleanroom space, which can cost thousands of dollars per square meter.

The 8000 series also enables the use of new and revolutionary ammonia and IPA charging drying technologies. This gas-based drying technology carries many of the advantages of gas-based cleaning, including reduced wafer contamination, reduced environmental contamination, and the use of very dilute chemistries, resulting in a lower cost of ownership. This revolutionary drying technology also makes it possible to effectively rinse and dry very large substrates in short periods of time, increasing wafer throughput.

YieldUP initiated development of the 8000 series in the fourth quarter of 1997. YieldUP has spent approximately 3.3 man-years of effort to date in the development of the 8000 series. YieldUP believes that it requires an additional 1.8 man-years of effort to get the 8000 series to technological feasibility. YieldUP’s 8300 is expected to reach a beta version at the beginning of the first quarter of fiscal 2001, at which point the product will be sold as an evaluation version to be modified as necessary. The Company expects to spend another $2.9 million by the end of fourth quarter 2000 to complete the technology.

In-process research and development was valued by discounting forecasted cash flow directly related to the products expecting to result from the subject research and development. In each instance where a developed, core technology is expected to be leveraged, a charge for core technology was deducted from the forecast to provide a fair return on the leveraged technology. The assumed charge for core technology is 2% of revenues on an after-tax basis.

The charge for core technology is deducted from the in-process product forecasts in addition to the royalty rate for patented and patent-pending technology. The basis for the charge for core technology is to provide a fair return on any

FSI International, Inc. and Subsidiaries
Notes To Unaudited Pro Forma — (Continued)

leveraged, but non-patentable technology, including trade secrets, know-how, and other proprietary technology.

Returns of and on the estimated fair value of the tangible and intangible contributory assets were deducted from the cash flow model to arrive at an estimate of the cash flow generated by the technology being analyzed. These contributory assets include the assembled workforce and trademark assets previously valued.

To estimate the fair value of the in-process research and development assets, a discount rate of 26.5% was employed, developed by analyzing the project and market risks associated with the research and development effort, both in terms of costs invested as of the valuation date relative to completion costs and technical achievements. This discount rate represents a significant premium above the discount rate utilized in the valuation of existing product technology to account for the additional risks associated with in-process product technologies.

FSI developed a calculation of the value of in-process research and development assets that excludes cash flows attributable to remaining development efforts required to develop the acquired incomplete technology into commercially viable products. The calculation of excluded cash flow was determined by evaluating the costs, development time, and technological complexity required to develop the in-process technology into commercially viable products. Based upon FSI management’s estimate that the in-process technology is 65% complete, it is their opinion that the value of the in-process research and development assets as of the valuation date is reasonably estimated at $6.4 million.

The 8000 series represents a high-risk in-process technology asset since the 8000 series is based on an entirely new platform than YieldUP’s current products. Certain technology developed by YieldUP for the 8000 series is revolutionary as the 8000 series represents YieldUP’s first product to integrate both multiple gas-based cleaning technologies and gas-based drying technology within a modular configuration design with a low cost of ownership. Some of this technical risk is moderated by the project’s late stage of development.

Market research indicates that there will be significant demand for a fully integrated wafer cleaning solution, such as the 8000 series. However, YieldUP is a new entrant in the wet bench market and may face significant competition from more established players.

Therefore, an unusual charge of $6.4 million should be reflected in the income statement of FSI in the reporting period in which the consummation of the merger occurs due to the immediate write-off of in-process research and development. At the effective date, the technological feasibility of the acquired technology has not been established and the technology has no alternative uses.

FSI International, Inc. and Subsidiaries
Notes To Unaudited Pro Forma — (Continued)

(h) To record the value of the FSI options issued in substitution of YieldUP options and the impact of warrants as part of the purchase price. The fair value of the stock options and the impact of the warrants was determined at the acquisition date using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected dividend yield	0.0%
Annualized stock price volatility	58.9%
Risk free interest rate	5.1%
Expected life (years)	5.5 (options)
Expected life (years)	1.8 (warrants	)

The Black-Scholes option valuation model represents only an estimate of the fair value of FSI’s options because the model was developed for use in estimating the fair value of traded options that, unlike FSI’s options, have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the annualized stock price volatility.

(i) Basic pro forma net income per common share was computed by dividing pro forma net income by the pro forma combined weighted average number of shares of common stock outstanding during the period. Diluted pro forma net income per common share was calculated using the treasury stock method to compute the weighted average common stock outstanding assuming the conversion of dilutive potential common shares. The effect of stock options was not included in the calculation of dilutive income per share because their inclusion would have been anti-dilutive. The pro forma adjustment for combined weighted average number of common shares was based upon the number of common shares of YieldUP outstanding multiplied by the exchange ratio of 0.1567.

(j) To eliminate FSI’s license fee asset and YieldUP’s deferred revenue related to a pre-paid license fee paid by FSI to YieldUP.